UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

TIMBER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37411	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Mountainview Road, Suite 100

Warren, NJ 07059

(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 636-7160

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TMBR	The NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On August 20, 2023, Timber Pharmaceuticals, Inc., a Delaware corporation (“Timber” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LEO US Holding, Inc., a Delaware corporation (“Parent”), LEO Spiny Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”) and LEO Pharma A/S, a Danish Aktieselskab (“Guarantor”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent.

Prior to the execution of the Merger Agreement, the Board of Directors of the Company (the “Board”), acting unanimously, has determined that (i) the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) to adopt, approve and declare it advisable that the Company enter into the Merger Agreement and consummate the transactions contemplated thereby and (iii) to recommend the adoption of the Merger Agreement by the stockholders (the “Company Board Recommendation”).

Pursuant to the Merger Agreement, each share (a “Share”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) (other than Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted into the right to receive (i) an upfront payment equal an amount in cash per Share equal to (A) $14 million less the payments for certain outstanding Company Warrants (as defined below) that contain a Black Scholes cash payout value in connection with the Merger, plus the aggregate exercise price of all the In-the-Money Company Stock Options (as defined in the Merger Agreement) divided by (B) the aggregate number of Shares, In-the-Money Company Stock Options and Company RSUs (as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time (the “Upfront Consideration”), net of applicable tax withholding, without interest, and (ii) one contingent value right (“CVR”), pursuant to the CVR Agreement described below (the CVR, together with the Upfront Consideration, the “Merger Consideration”), payable to the holder thereof upon surrender of such Shares in the manner provided in the Merger Agreement.

In connection with the Merger Agreement, at or prior to the Effective Time, Parent will authorize, execute and deliver the Contingent Value Rights Agreement in the form attached as Exhibit A to the Merger Agreement (the “CVR Agreement”).

Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time, each stock option granted by the Company to purchase Shares and each value appreciation right (collectively, the “Company Stock Options”) that has a per share exercise price that is less than the Upfront Consideration (each, an “In-the-Money Company Stock Option”) shall be canceled and automatically converted into the right to receive, for each Share underlying such In-the-Money Company Stock Option, without interest and net of applicable tax withholding, (A) an amount in cash from Parent or the Surviving Corporation equal to the excess of the Upfront Payment over the per share exercise price of such In-the-Money Company Stock Option and (B) one CVR. Each Company Stock Option and that has a per share exercise price that is equal to or more than the Upfront Consideration (each, an “Out-of-the-Money Company Stock Option”) shall be canceled and automatically converted into the right to receive, for each Share underlying such Out-of-the-Money Company Stock Option, without interest and net of applicable tax withholding, upon the occurrence of any Milestone Payment (as defined in the CVR Agreement), a cash payment, if any, equal to (A) the amount, if any, by which (1) the Upfront Consideration plus the applicable Milestone Payment plus any Milestone Payment that was previously paid in respect of such Share underlying such Out-of-the-Money Company Stock Option exceeds (2) the per share exercise price of such Out-of-the-Money Company Stock Option, minus (B) the gross amount of Milestone Payments, if any, previously paid with respect to such Share underlying such Out-of-the-Money Company Stock Option.

Also immediately prior to the Effective Time, each restricted stock unit (each, an “RSU”) that is outstanding, whether vested or unvested, will be canceled and automatically converted into the right to receive, for each Share underlying such RSU, without interest and net of applicable tax withholding, (i) an amount in cash from Parent or the Surviving Corporation equal to the Upfront Consideration and (ii) one CVR.

In addition, prior to the Effective Time, certain warrants to purchase Shares that contain a Black Scholes payout option (each, a “Company Warrant”) that are issued and outstanding immediately prior to the Effective Time, shall be amended (the “Warrant Amendments”) to provide the warrant holder with the right to elect, in lieu of converting such Company Warrants into capital stock of the Surviving Corporation, either (i) to exercise the Company Warrant in exchange for Merger Consideration or (ii) to have the Company or Surviving Corporation purchase the Company Warrant for an amount in cash equal to the Black Scholes Value (as defined in the applicable Company Warrant agreement) pursuant to the terms of such Company Warrant. The Black Scholes value payable to the stockholders will not be finalized until Effective Time and is subject to increase or decrease based on certain variables, including the actual trading price of the Company at the time of the Merger and the trading volatility of the Common Stock prior to the Merger. For example, based on an assumed Black Scholes value of such warrants of approximately $5.1 million, the Company expects the initial amount per share to be paid to the stockholders to be approximately $2.62 based on approximately 3.4 million shares of Common Stock and restricted stock issued and outstanding as of August 20, 2023. The assumed value is based on an implied value assigned to certain outstanding warrants based on Black Scholes option pricing model as of August 18, 2023.

In connection with the approval of the Merger Agreement, the Compensation Committee of the Board and the Board approved all provisions of the Merger Agreement that relate to the disposition of all Company Stock Options and RSUs, including to the extent action is required by the Compensation Committee, that all such outstanding Company Stock Options and RSUs be fully vested and, to the extent applicable, exercisable immediately upon the Effective Date (subject to the awardee’s continued employment through the Effective Date).

The Merger Agreement contains customary representations and warranties of the Company, Parent, Guarantor and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between signing and closing, public disclosures and similar matters.

The consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver (if permitted by law) of certain customary closing conditions, including, without limitation, (i) the absence of any law or order (whether temporary, preliminary, or permanent) enacted, entered, promulgated, or enforced by any governmental entity which prohibits, restrains, or enjoins the consummation of the Merger, (ii) obtaining the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of the Merger Agreement (the “Company Stockholder Approval”) and (iii) delivery of the Warrant Amendments. The consummation of the Merger is not subject to any financing condition. Guarantor is executing the Merger Agreement to guarantee the performance by Parent of its payment and performance obligations under of the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, (i) by mutual written consent of the Company and Parent, (ii) by either the Company or Parent if the Merger is not consummated on or prior to 5:00 p.m. Eastern Time on November 15, 2023, (iii) by either the Company or Parent if a final and nonappealable order by a governmental entity has been issued permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, (iv) by either the Company or Parent if the other party has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (v) by either the Company or Parent if, upon a vote taken thereon at a meeting of the stockholders of the Company, the Company Stockholder Approval is not obtained, (vi) by Parent if the Board changes, withholds, or withdraws the Company Board Recommendation (an “Adverse Recommendation Change”) prior to obtaining the Company Stockholder Approval, (vii) by Parent if the Company commits a material breach of any of its obligations under the non-solicitation provisions of the Merger Agreement, (viii) by Parent if the Company fails to deliver the Warrant Amendments within twenty-one (21) days of signing the Merger Agreement, or (ix) by the Company, prior to obtaining the Company Stockholder Approval, to accept a Superior Proposal (as defined below).

Upon termination of the Merger Agreement in accordance with its terms, under certain specified circumstances, including (i) by the Company to accept a Superior Proposal, (ii) by Parent upon an Adverse Recommendation Change occurring prior to obtaining the Required Stockholder Approval, or (iii) the material breach by the Company of any of its obligations under the non-solicitation provisions of the Merger Agreement, or (iv) in certain other specified circumstances where the Company enters into an alternative acquisition within twelve (12) months after termination of the Merger Agreement, the Company will be required to pay Parent a fee of $420,000 (the “Company Termination Fee”). In certain specific circumstances where the Company Termination Fee would not be payable, the Company will be required to pay all out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby, up to $420,000.

Prior to obtaining the Company Stockholder Approval, the Board may, subject to certain conditions, change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) any event or development or change that is material to the business and operations of the Company and its subsidiaries occurring after the date of the Merger Agreement, that was not actually known or reasonably foreseeable to the Board or any executive officer of the Company as of, or prior to, the date of the Merger Agreement (an “Intervening Event”), or (ii) the Company’s receipt of an unsolicited, bona fide written Acquisition Proposal (as defined in the Merger Agreement) that the Board determines in good faith (after consultation with its outside legal counsel) is reasonably likely to be consummated in accordance with its terms and, among other things, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the Company Termination Fee, as described above), if, in either case, the Board determines in good faith (after consultation with its outside legal counsel) that the failure to change its recommendation in such circumstances would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law.

Before the Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent five (5) business days’ notice in the case of an Intervening Event or a Superior Proposal that the Board intends to effect such an Adverse Board Recommendation Change, during which period the Company will negotiate with Parent (to the extent requested by Parent) to enable Parent to revise the terms of the Merger Agreement so that the failure to make such an Adverse Board Recommendation Change in respect of the Intervening Event would no longer be inconsistent with the Board’s exercise of its fiduciary duties or that the alternative acquisition proposal no longer constitutes a Superior Proposal.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Contingent Value Rights Agreement

In connection with the Merger Agreement, prior to consummation of the Merger, Parent will enter into the CVR Agreement with a rights agent selected by Parent and reasonably acceptable to the Company, which will govern the terms of the CVR portion of the Merger Consideration to be received by Timber’s stockholders. The CVRs are not transferable except under certain limited circumstances and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Merger Sub, Guarantor Timber or any of their affiliates.

The CVRs represent the right to receive the following contingent cash payments:

●

Up to $12 million, in the aggregate, if the U.S. Food and Drug Administration approves a new drug application for the commercial marketing and sale of TMB-001 in the United States for the treatment of either (a) moderate-to-severe X-linked, or (b) moderate-to-severe lamellar (autosomal recessive congenital) ichthyosis subtypes, in each case in adults and pediatric patients six (6) years of age and older, on or before October 1, 2025; and

●

$10 million, in the aggregate, upon the first achievement of Net Sales (as defined in the CVR Agreement) that is equal to or exceeds $100 million of TMB-001 in the United States in any four (4) consecutive calendar quarters by December 31, 2028 (as defined in the CVR Agreement).

The payments of the CVRs are subject to certain deductions relating to the repayment of 50% of the Bridge Loan (as defined below), as set forth in the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of CVR Agreement, which is attached as Exhibit A to the Merger Agreement in Exhibit 2.1, and is incorporated herein by reference.

Bridge Loan

In connection with the Merger Agreement, the Company expects to enter into a bridge loan agreement with Parent pursuant to which Parent will loan the Company an aggregate amount of $3.0 million (the “Bridge Loan”).

Patagonia Asset Acquisition Agreement Amendment

In connection with the Merger Agreement, on August 20, 2023, Timber Pharmaceuticals LLC (the “Subsidiary”), a wholly-owned subsidiary of the Company, entered into an amendment (the “TMB-001 Amendment”) to the Asset Acquisition Agreement, dated February 28, 2019, by and among the Subsidiary, Patagonia Pharmaceuticals LLC (“Patagonia”), Johnathan Rome and Zachary Rome, as amended by that certain Amendment to Asset Acquisition Agreement, dated July 20, 2022, as amended (the “Original Agreement”), whereby Timber acquired the intellectual property rights to TMB-001.

Pursuant to the Original Agreement, the Subsidiary was obligated to pay Patagonia certain milestone and earn-out payments. The first milestone payment was payable in two tranches, with $2,250,000 due by September 1, 2022, which was previously paid, and $2,065,000 due by September 1, 2023. In connection with the Original Agreement, the Subsidiary granted Patagonia a security interest in the intellectual property rights to TMB-001 and certain other assets of the Company (the “Collateral”).

Under the TMB-001 Amendment, the Subsidiary and Patagonia agreed to amend the due date for the second tranche of the milestone payment due September 1, 2023 to (i) $1,065,000 due no later than five (5) business days after the Effective Time and (ii) $1,000,000 due by June 1, 2024. The Subsidiary and Patagonia also agreed upon additional milestone payments to be made after the Effective Time upon the achievement of certain regulatory and net sales milestones, as set forth in the TMB-001 Amendment. In addition, the Subsidiary and Patagonia agreed that the security interest of Patagonia in the Collateral will be terminated as of the date of the Merger Agreement and the Company will grant a security interest in the Collateral to Parent to secure the Bridge Loan.

The foregoing description of the TMB-001 Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the TMB-001 Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Merger Agreement, the CVR Agreement and the TMB-001 Amendment, and the above descriptions, have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, Guarantor or Merger Sub or any of their respective subsidiaries or affiliates. In particular, the assertions embodied in the representations, warranties, covenants, and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The Company will furnish copies of any disclosures to the Securities and Exchange Commission (the “SEC”) upon request. These disclosures contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement and the other agreements have been made for the purposes of allocating risk between the parties to such agreements instead of establishing matters of fact, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement and the other agreements may not constitute the actual state of facts or condition of the Company, Parent, Guarantor or Merger Sub or any of their respective subsidiaries or affiliates. Investors should not rely on the representations, warranties, covenants, and agreements or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent, Guarantor or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Merger Agreement and the other agreements, which subsequent information may or may not be fully reflected in public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the Merger that will be contained in, or incorporated by reference into, the definitive proxy statement that the Company will file in connection with the Merger as well as in the other filings that the Company makes with the SEC.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2023, the Compensation Committee (the “Committee”) of the Board approved grants of restricted stock units to certain of its employees and executive officers as retention awards under the Company’s 2020 Omnibus Incentive Plan, as amended. Specifically, with respect to the executive officers, the Committee approved a grant of (i) 70,385 restricted stock units to John Koconis, the Company’s Chief Executive Officer, President and Chairman of the Board (the “Koconis RSUs”), (ii) 35,193 restricted stock units to Alan Mendelsohn, the Company’s Chief Medical Officer and Executive Vice President (the “Mendelsohn RSUs”) and (iii) 35,193 restricted stock units to Joseph Lucchese, the Company’s Chief Financial Officer, Treasurer and Secretary (the “Lucchese RSUs” and collectively, with the Koconis RSUs and the Mendelsohn RSUs, the “ Retention RSUs”).

The Retention RSUs shall vest as to 25% of the Retention RSUs awarded on the one (1) year anniversary of the date of grant, and the remainder shall vest monthly over the next thirty-six (36) months, provided that the grantee is in Continuous Service (as defined in the Company’s 2020 Omnibus Equity Incentive Plan (the “Plan”)) on the respective vesting dates; provided, however, that the RSUs shall vest in full in the event that a Change in Control (as defined in the Plan), including the Merger, occurs while the grantee is in Continuous Service

Item 7.01	Regulation FD Disclosure.

On August 21, 2023, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the SEC, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Additional Information about the Proposed Merger Transaction and Where to Find It

This communication relates to the proposed merger transaction involving Timber and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, Timber will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Timber may file with the SEC or send to Timber’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF TIMBER ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TIMBER, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to Timber’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Timber with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Timber with the SEC will also be available free of charge on Timber’s website at www.timberpharma.com or by contacting Timber’s Investor Relations contact at sprince@pcgadvisory.com.

Participants in the Solicitation

Timber and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Timber’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of Timber and their ownership of shares of Timber’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 31, 2023, its proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on May 1, 2023 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Timber generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Timber has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Timber’s control. Timber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Timber’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the final calculation of the Black Scholes value of certain of Timber’s warrants, which value will impact the amount of upfront cash consideration to be received by Timber stockholders and is subject to significant change based on certain variables, including the actual trading price of Timber at the time of the merger and the volatility of Timber common stock prior to the merger, and which Timber will only be able to fully calculate until the closing date of the merger and could be significantly higher in value than currently determined by Timber; (iii) the  outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (v) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; (vi) the CVR payments are tied to our ability to obtain regulatory approvals or commercialize our products, including the results of any ongoing or future clinical trials which may not satisfy U.S. regulatory authorities; (vii) the regulatory approval process is expensive, time consuming and uncertain and (viii) those risks detailed in Timber’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Timber from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Timber cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Timber undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d)	The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated August 20, 2023, by and among Timber Pharmaceuticals, Inc., LEO US Holding, Inc., Leo Spiny Merger Sub, Inc. and LEO Pharma A/S.*

10.1	Amendment No. 2 to Asset Acquisition Agreement, dated August 20, 2023, by and among Timber Pharmaceuticals LLC, Patagonia Pharmaceuticals LLC, Johnathan Rome and Zachary Rome.

99.1	Press Release, dated August 21, 2023.

104	Cover Page Interactive Data File formatted in Inline XBRL

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBER PHARMACEUTICALS, INC.

/s/ John Koconis
Name:	John Koconis
Title:	Chief Executive Officer and Chairman of the Board of Directors

Dated: August 21, 2023